Exhibit 3.2

Translation of Articles of Association

D. Medical Industries Ltd.

Public Company Articles of Association

Table of Contents

1.	Interpretation	3
2.	The Company’s Purposes	4
3.	Limitation of Liability	4
4.	Company’s Articles of Association	5
5.	The Company’s Capital	5
6.	Modifications of Registered Capital and Modification of Rights	6
7.	Ownership of Shares	8
8.	Share Certificates	10
9.	Transfer of Shares and their Delivery	11
10.	Rights of a Shareholder	12
11.	The Organs of the Company	13
12.	The General Meeting and its Authorities	13
13.	Convening an Annual Meeting	14
14.	Convening a Special Meeting	15
15.	Notices regarding General Meetings being Convened	15
16.	The Deliberation at General Meetings	15
17.	Chairman of the General Meeting	16
18.	Voting at the General Meeting	17
19.	Adopting Resolutions at the General Meeting	19
20.	The Directors and the Manner of their Appointment	19
21.	Directors’ Compensation	21
22.	The Authorities of the Board of Directors	22
23.	Chairman of the Board of Directors	24
24.	Convening Meetings of the Board of Directors	24
25.	Meetings of the Board of Directors and their Manner of Conduct	25
26.	Voting at the Board of Directors	26
27.	Committees of the Board of Directors	26
28.	Audit Committee	27
29.	General Manager	28
30.	Office Holders of the Company	29
31.	Liability Insurance, Indemnification and Exemption	29
32.	Internal Auditor and Auditor	31
33.	Distribution, Dividend Distribution and Bonus Shares	32
34.	Calls for Payment	33
35.	Forfeiture of Shares	34
36.	The Shareholders’ Register	34
37.	Register of Major Shareholders and Additional Shareholders’ Register outside Israel	36
38.	The Seal, Stamp and Signature Authority	36
39.	Accounts	36
40.	Contributions	36
41.	Maintaining Protocols	36
42.	Notices	37
43.	Liquidation	38

A Public Company Limited by Shares

The Companies Law, 5759 – 1999

Articles of Association

[Name in Hebrew]

D. Medical Industries Ltd.

1.	Interpretation

In these Articles of Association, except if the wording of the text requires other interpretation:

“these Articles of Association” or the “Articles of Association”	means these articles of association as set forth herein or as shall be modified from time to time by the shareholders;

The “Company”	means D. Medical Industries Ltd.;

The “Board of Directors”	means the Board of Directors of the Company elected pursuant to the provisions of these Articles of Association;

The “Companies Law” or the “Law”	means the Companies Law, 5759 – 1999, as shall be amended from time to time;

The “Companies Ordinance” or the “Ordinance”	the provisions of the Companies Ordinance [New Version], 5743 – 1983 which were not cancelled, as shall be modified from time to time;

The “Securities Law”	means the Securities Law, 5728 – 1968;

The “Office”	means the registered office of the Company as such shall be from time to time;

The “Shareholders’ Register”	Means a shareholders register which should be maintained in accordance with the Law and pursuant to the provisions of these Articles of Association;

“Writing”	means print, photo, telegram, telex, facsimile, electronic mail, and any other form of writing, creation or embedding of words in a visible form;

“Regular Majority Resolution”	a resolution adopted at a general meeting (whether an annual meeting or a special meeting) by a majority of votes of the shareholders present and voting at the meeting, and without taking into account the abstaining votes.

“Special Majority Resolution”	a resolution adopted at a general meeting (whether an annual meeting or a special meeting) by a majority of votes of the Company’s shareholders.

Subject to the provisions of this Article, unless the wording of the text requires other interpretation, the terms defined in the Companies Law shall have the interpretations attributed to them therein; words in the singular form shall include the plural and vice versa, words in the male form shall include the female, and words meaning persons, shall include also corporations.

2.	The Company’s Purposes

The Company shall be entitled to engage in any legal business.

3.	Limitation of Liability

[a]	The liability of a shareholder in the Company for the Company’s debts is limited to the amount which must be paid by him for the shares held by him, and in any event to an amount which shall not be less than the par value of each share held by him.

[b]	Should the Company issue shares for consideration lower than their par value, as stated in Section 304 of the Law (the “Reduced Consideration”), a shareholder’s liability shall be limited to the payment of the amount of the Reduced Consideration for the share issued to him, as aforesaid.

4.	Company’s Articles of Association

[a]	The Company is entitled to modify its Articles of Association by a Regular Majority Resolution at the Company’s general meeting, except for modification or cancellation of this Section, Section 20 (a), Section 20 (b) and Section 20 (k) with regard to which a Special Majority Resolution shall be required.

[b]	No modification shall be made to the Articles of Association which shall harm the rights of a class of shares without the approval of a shareholders meeting of the same class of shares.

[c]	Notwithstanding the provisions of this Chapter, a modification to the Articles of Association obligating a shareholder to purchase additional shares or to increase the scope of his liability shall not bind the shareholder without his consent.

5.	The Company’s Capital

[a]	The registered share capital of the Company is NIS one hundred million (NIS 100,000,000), divided into 312,500,000 (three hundred and twelve million and five hundred thousand) ordinary shares of NIS 0.32 par value per share (hereinafter in these Articles of Association: the “Shares” or the “Ordinary Shares”).

[b]	All of the Ordinary Shares have equal rights among them for any purpose and each Ordinary Share confers upon its holder the following rights:

[1]	The right to be invited and participate in the general meetings of shareholders of the Company, and a right for one vote for each Ordinary Share at every vote at every general meeting of the Company in which the holder of such share had participated;

[2]	A right to receive dividends, if and when distributed, and a right to receive bonus shares, if and when distributed – all proportionally to the par value of the shares, and regardless of any premium paid for them;

[3]	A right to participate in the distribution of the Company’s residual assets after its dissolution in accordance with his relative share in the Company’s issued share capital;

[c]	The aforesaid does not derogate from the Company’s right to create shares of various classes as specified in these Articles of Association below and according to any law.

6.	Modification of the Registered Capital and Modification of Rights

[a]	The general meeting of shareholders of the Company may, by a Regular Majority Resolution, and subject to Section 46b of the Securities Law, 5728 – 1968 and to any law:

[1]	Increase its share capital by an amount to be decided, by the creation of new shares, under the terms and with rights as shall be resolved. Such resolution may be adopted whether all of the existing shares have been issued or it has been resolved to issue them, and whether they have not yet been issued or it has not been resolved to issue them.

Unless otherwise determined by the meeting’s resolution to increase the capital, any new share capital shall be deemed as part of the Company’s original share capital and shall be subject to the same articles with respect to payment of payment calls, right to pledge, transfer, ownership, forfeiture or other right, which are applicable to the original share capital;

[2]	Consolidate its share capital, in whole or in part, and to divide it into shares having a higher par value than the current par value, and if its shares have no par value – into capital composed of a smaller number of shares, as long as that shall not modify the holdings percentages of the shareholders in the issued capital;

[3]	Split its shares, in whole or in part, a sub-split into shares having a lower par value than the current par value, and if its shares have no par value – into capital composed of a smaller number of shares, as long as that shall not modify the holdings percentages of the shareholders in the issued capital;

[4]	To modify, cancel, convert, expand, add or otherwise modify the rights, privileges, advantages, limitations and provisions related, or not related at the time, to the Company’s shares;

[5]	To cancel registered share capital not yet issued, as long as there is no undertaking of the Company, including a contingent undertaking, to issue shares out of such registered capital;

[6]	To reduce its share capital in the same manner, under the same terms and upon the receipt of the approvals required according to the Law;

[b]	The rights granted to holders of shares shall not be deemed modified by the creation or issuance of equally ranked shares, unless otherwise stipulated under the terms of issuance of these shares.

[c]	Modification, conversion, cancellation, expansion, addition or another modification of the rights, privileges, advantages, limitations and provisions related to a certain class of shares issued to shareholders of the Company, are subject to consent of the shareholders of the same class issued, which shall be granted in Writing by the holders of all of the shares issued of that class, or by a Regular Majority Resolution adopted at a special meeting of shareholders of that class.

[d]	The provisions in these Articles of Association regarding general meetings shall apply, mutatis mutandis as the case may be, to any meeting of a class of shares of the Company’s shares.

[e]	For the purpose of performing any such resolution, the Board of Directors may resolve, as it may see fit, any difficulty that may arise. Without derogating from the aforesaid authority of the Board of Directors, in the event that as a result of a capital consolidation there shall be shareholders that consolidation of their shares results in fractional shares, the Board of Directors may:

[1]	Sell all the fractions and for that purpose appoint a trustee in whose name the share certificates containing the fractions shall be issued, who shall sell them, and the consideration which shall be received, after deduction of commissions and expenses shall be distributed to those entitled to it;

[2]	Allocate to each shareholders that the consolidation of its shares results in a fraction, shares of the class prior to the consolidation, fully paid, in such number that together with their consolidation with the fraction, shall be sufficient for one whole consolidated share, and such allocation shall be deemed valid shortly prior to the consolidation;

[3]	Determine that the shareholders shall not be entitled to receive a consolidated share for a fraction of a consolidated share deriving from the consolidation of half or less of the number of shares which consolidation creates one consolidated share, and shall be entitled to receive a consolidated share for a fraction of a consolidated share deriving from the consolidation of more than half of the number of shares which consolidation creates one consolidated share;

[4]	In the event that an action according to paragraphs [2] or [3] above shall require the issuance of additional shares, then their payment shall be made in the manner in which bonus shares are payable. Such consolidation and division shall not be deemed a modification of the rights of the shares subject to the consolidation and division.

[f]

In any event of consolidation of shares into shares of a higher par value, the Board of Directors may set arrangements in order to overcome any difficulty that may arise in respect of the consolidation, and especially it may determine which shares shall be consolidated into which share, and in the event of consolidation of shares which are not owned by one holder, it may set arrangements for the sale of the consolidated share, the manner of its sale and the manner of distributing the consideration (net) and to appoint a person for the purpose of performing the transfer, and any action performed by that person will be valid and no claims shall be heard against it.

[g]	The Company’s securities shall be under the supervision of the Board of Directors which shall be entitled to allocate them or grant them according to its discretion subject to the provisions of any law and the provisions of these Articles of Association. The Board of Directors of the Company may:

[1]	Issue or allocate shares and other securities, convertible or exercisable into shares, up to the limit of the Company’s registered share capital, and this shall include the right to allocate them (or otherwise treat them) in consideration for cash or for other consideration not in cash, under the same limitations and conditions, whether for a premium, their par value or at a discount, on such dates as it shall deem appropriate;

[2]	Decide to issue a series of bonds within the framework of its authority to borrow in the name of the Company and within the limits of such authority;

[h]	Unless otherwise decided by the Company by a Regular Majority Resolution, in any event of offering shares to a holder of the Company’s shares, there is no obligation to make a similar offer to all of the holders of shares of the Company. The Board of Directors may offer the Company’s securities to whomever it may deem fit, whether or not all of the offerees or some of them are holders of the Company’s securities, all subject to the provisions of any law, the provisions of the Articles of Association and contracts applicable to the Company on the date of issuance.

[i]	Upon the allocation of shares the Board of Directors may determine different terms for shareholders regarding the consideration, the amounts of payment calls and/or the dates of their payment.

7.	Ownership of Shares

[a]	The Company may treat the registered holder of a share as its ultimate holder, and accordingly, it will not be obliged to recognize any claim on the basis of an equitable right or on any other basis in respect of such share, or in respect of a benefit in it to any other person, other than if an order of a competent court shall instruct otherwise or if the law shall impose it. The aforesaid shall not apply to a nominee company as defined by the Law.

[b]	If the Company shall receive an application for registration as a shareholder in the register, from someone in whose favor such shares are registered with a stock exchange member, and such shares are registered in the register in the name of a nominee company, the Company shall register him in the shareholders’ register if the following conditions shall be met:

[1]	The applicant submitted to the Company an undertaking from the stock exchange member with which his shares are registered to notify the Company in respect to the applicant’s new holdings immediately upon the performance of an action which changes his holdings of the share.

[2]	The applicant has undertaken in Writing towards the Company, to notify it of the performance of such actions.

[c]	Where two people or more are registered as joint holder of a share, each of them may provide binding receipts with respect to any dividend, shares, bonus shares, share certificates, bonds, warrants or any other monies or rights in respect of the share, even if such dividend, share, bonus shares, share certificates, bonds, warrants or any other monies or rights were delivered to another joint holder.

[d]	The Company may pay at any time a commission to any person for his signature or agreement to sign, whether conditionally or unconditionally, any share, bond or series of bonds of the Company, or for his agreement to cause the signing, whether conditionally or unconditionally, on any share, bond, or bond stock of the Company, all subject to the provisions of the law.

[e]

[1]	The guardians and administrators of the estate of a single shareholder who died, or when there are no administrators of the estate or guardians, the persons who have a right as heirs of the single shareholder who died, will be the only ones whom the Company shall recognize as having a right for the share listed in the name of the deceased.

[2]	Should a share be registered in the name of two owners or more, the Company shall recognize only the surviving partner, or surviving partners as persons who have the right for the share or any benefit therein, subject to the provisions of any law.

[3]	A joint owner of a share may transfer his right to a joint ownership, subject to the provisions of the Articles of Association.

[4]	The Company may recognize a receiver or a liquidator of a shareholder which is a corporation in the process of dissolution or liquidation or a trustee for bankruptcy or a guardian of an incompetent person, as the holder of a right for shares registered in the name of such shareholder.

[f]	Any person who shall become the owner of rights for shares due to the death of a shareholder, shall be entitled, upon presenting proof regarding an order for execution of a will or the appointment of a guardian or a succession order, indicating that he has the right for the shares of the deceased shareholder, to be registered as a shareholder with respect to these shares, or he may, subject to the approval of the Board of Directors pursuant to these Articles of Association, transfer these shares.

8.	Share Certificates

[a]	Share certificates shall be issued with the Company’s stamp and with the signature of two directors, or the signature of the Company’s general manager and one director or another person as shall be determined by the Board of Directors.

[b]	Each member shall be entitled to receive, within six months from the date of issuance or from the date of registration of the transfer, one share certificate for all of the shares registered in his name and for which consideration has been paid in full, or if the Board of Directors shall approve, a number of share certificates for the shares registered in his name.

[c]	Each share certificate shall mention the number of shares for which it had been issued and any other detail, which is important in the opinion of the Board of Directors or which should be noted according to any law.

[d]	A share certificate registered in the name of two persons or more shall be delivered to the person whose name appears first in the shareholders’ register among the names of the joint owners, and the Company shall not be obligated to issue more than one certificate to all the joint holders of the shares – delivery of such certificate to one of the holders shall be deemed as delivery to all the holders.

[e]	If a share certificate is damaged, lost or destroyed, the Board of Directors may issue a new certificate in lieu thereof, as long as the certificate has been submitted to, and destroyed by, it, or that it has been proven to its satisfaction that the certificate has been lost or destroyed, and it has received collaterals to its satisfaction for any possible damage, and all in consideration for payment, if charged.

[f]	The Company shall be entitled to issue to a shareholder a bearer share certificate instead of a registered share. Should a bearer share certificate be issued instead of a registered share, the share shall be listed at the shareholders’ register in respect of bearer shares, and the name of the shareholder shall be deleted from the shareholders’ register.

[g]	A shareholder legally holding a bearer share certificate, may return the certificate to the Company for its cancellation and conversion into a registered share; upon cancellation, the name of the shareholder should be registered in the shareholders’ register in respect of registered shares, while noting the number of shares registered in his name.

9.	Transfer of Shares and their Delivery

[a]	Transfer of the Company’s shares will not be registered in the Company’s shareholders’ register, except upon the occurrence of one of the alternatives in Section 299 of the Companies Law, as provided in Article 36 (d) below.

[b]	A share transfer deed in the Company shall be signed by the transferor and the transferee and the transferor shall be deemed to have remained the holder of the share for so long as the transferee’s name has not been registered in the shareholders register with respect to the transferred share.

[c]	A share transfer deed shall be prepared in the following form, or as similar to it as possible, or in a form approved by the Board of Directors:

I                      of                      (the “Transferor”) in consideration for the amount of NIS                      hereby transfer to                      (the “Transferee”) the                      shares of NIS                      each, marked by the numbers                      from          to          inclusive, of D. Medical Industries Ltd., to be in the hands of the Transferee, his estate, his guardians and attorneys, pursuant to all of the terms according to which I held those shares prior to the execution of this deed, and I, the Transferee, hereby agree to receive the aforesaid shares under the aforesaid conditions.

And in witness hereof we have signed

On                      of the month of                      year

Transferor	Transferee

Witness to Transferor signature	Witness to Transferee signature

[d]	Together with the transfer deed, any document (including the transferred share certificate) that the Board of Directors shall require in connection with the transfer should be submitted to the Company. If the share transfer is approved, all of the aforesaid documents shall remain with the Company.

[e]	Any transfer of shares which have not been fully paid, shall not be valid unless approved by the Board of Directors. The Board of

Directors may, in its full discretion and without having to provide a reason for its decision, refuse to register the transfer of shares not fully paid for.

[f]	Any transfer deed shall be submitted to the Office for registration. Transfer deeds registered will remain with the Company, but all of the transfer deeds which the Board of Directors refused to register for permissible reasons according to the Articles of Association or the Law, shall be returned upon request to whoever submitted them, together with the share certificate (if such had been submitted).

10.	The Rights of a Shareholder

In addition to the rights of a shareholder detailed in Article 5(b) above, each shareholder in the Company is entitled to the following rights:

[a]	Each shareholder shall have a right to review documents of the Company as detailed below:

[1]	Minutes of general meetings;

[2]	Shareholders’ Register and the Company’s major shareholders’ register;

[3]	These Articles of Association including any modification thereto, as shall be made from time to time;

[4]	Any document which the Company must submit, according to the Companies Law and any other law, to the Registrar of Companies or to the Securities Authority, and which is available for public review at the Companies Registrar or the Securities Authority, as the case may be.

[b]	A shareholder is entitled to demand, while noting the purposes of the demand, from the Company to review any document in the possession of the Company pertaining to an action or transaction that requires the approval of the general meeting according to Section 255 and Sections 268 through 275 of the Companies Law.

[c]	The Company may refuse a shareholder’s request, if in the Company’s opinion, the request was made by a shareholder not in good faith or the requested documents contain a trade secret or a patent, or disclosure of the documents may otherwise compromise the good of the Company.

11.	The Organs of the Company

[a]	The organs of the Company are:

[1]	The general meeting;

[2]	The Board of Directors;

[3]	The general manager;

The actions of an organ and its intentions are the actions of the Company and its intentions.

[b]	The Company’s organs shall have the following authorities:

[1]	The general meeting shall have the authorities specified in Article 12 below.

[2]	The Board of Directors shall have the authorities detailed in Article 22 below.

[3]	The general manager shall have the authorities detailed in Article 29 below.

[c]	Unless otherwise explicitly stated in these Articles of Association, the Company’s Board of Directors shall be entitled to delegate any authority of the Company, which was not granted by law or by these Articles of Association to another organ of the Company.

[d]	The general meeting may assume authorities conferred upon the Board of Directors and/or any other organ of the Company in any matter essential for the Company’s proper conduct and/or for any action that requires, in the opinion of the general meeting, the best interest of the Company and/or any other matter, for a period of time not to exceed one year, as well as for any matter set forth in Section 52 of the Companies Law.

[e]	The Company’s Board of Directors may assume authorities conferred upon the Company’s general manager in any matter essential for the Company’s proper conduct and/or for any action that requires, in the opinion of the general meeting, the good of the Company and/or any other matter, for a period of time not to exceed one year, as well as for any matter set forth in Sections 51 and 52 of the Companies Law.

General Meetings

12.	The General Meeting and its Authorities

[a]	The Company’s decisions in the following matters shall be made by the general meeting:

[1]	Modifications to the Company’s Articles of Association as provided in Article 4 above;

[2]	Exercising the authorities of the Board of Directors in the event that the Company’s Board of Directors is unable to perform its duties, as provided in Section 52 (a) of the Companies Law;

[3]	Appointing the auditor of the Company, termination of its engagement and determining the terms of his engagement, as provided in Article 32 below;

[4]	Appointment of external directors pursuant to the provisions of Section 239 of the Companies Law and in accordance with Article 20 (i) below;

[5]	Approval of actions and transactions, which require the approval of the general meeting according to the provisions of any law;

[6]	Increasing the registered share capital and its reduction, as provided in Article 6 above;

[7]	Merger as provided in Section 320 (a) of the Companies Law;

[b]	The provisions of the Law with respect to the dates for convening general meetings, the manner of convening the meetings, the matters to be deliberated therein, the legal quorum, the manners to provide notice, the manner of voting, the administration of protocol and so forth, shall apply with respect to general meetings, special meetings and class meetings, unless otherwise explicitly provided in these Articles of Association, and subject to the provisions of any law.

13.	Convening an Annual Meeting

[a]	The Company shall hold an annual meeting every year and no later than the lapse of fifteen months from the last annual meeting.

[b]	The agenda at the annual meeting shall include the following matters:

[1]	Discussion regarding the financial statements and the report of the Board of Directors;

[2]	Appointment of directors and determination of their compensation;

[3]	Appointment of an auditor;

[4]	A matter, which the Board of Directors had determined shall be included in the agenda of the annual meeting;

[5]	A matter. which had been requested from the Board of Directors by one or more shareholders, who hold at least one percent of the voting rights at the general meeting, provided that such matter is appropriate for deliberations at a general meeting;

14.	Convening a Special Meeting

[a]	The Company’s Board of Directors shall convene a special meeting pursuant to its resolution, as well as upon the demand of each of the following:

[1]	Two directors or one quarter of the directors in office;

[2]	One or more shareholders, who hold at least five percent of the issued capital and one percent of the voting rights in the Company, or one or more shareholders, who holds at least five percent of the voting rights in the Company.

[b]	The agenda at a special meeting shall be determined by the Board of Directors and it shall also include matters for which the demand to convene the special meeting has been made according to Article 14 (a) above, as well as a matter that has been requested by a shareholder as provided in Article 13(b)(5) above.

[c]	A Board of Directors that has been requested to convene a special meeting, as specified in Article 14(a) above, will convene it not later than twenty one days from the date on which the demand has been submitted to it, as specified in the Article below, for a date to be set in the invitation delivered to a shareholder according to Article 15 below, provided that the date of the meeting shall be not later than 35 days from the date of publishing the notice.

15.	Notices regarding a General Meeting being Convened

[a]	The Company shall be entitled to set a determining date with respect to the entitlement to receive invitations for general meetings, to participate and to vote therein, in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

[b]	Subject to the provisions of Section 69 of the Companies Law, a notice of a general meeting of shareholders shall be given to all the shareholders entitled thereto, by publication in two Hebrew daily newspapers published in Israel and having reasonable circulation.

16.	The Deliberation at General Meetings

[a]	The general meeting may deliberate in any matter as provided under the Law and in these Articles of Association, as well as in any matter on its agenda, as shall be specified in the notice convening the general meeting.

[b]	The legal quorum for holding a general meeting is the presence of at least one shareholder holding at least twenty five percent of the voting rights, within half an hour from the time fixed for the commencement of the meeting.

[c]	No deliberations shall commence in any matter at a general meeting, unless a legal quorum is present within half an hour from the time fixed for the commencement of the meeting. If no legal quorum is present at a general meeting after the lapse of half an hour from the time fixed for the commencement of the meeting, the meeting shall be adjourned for one week, to the same day, time and place, or to another date if indicated in the invitation for the meeting or the notice of the meeting (hereinafter: an “Adjourned Meeting”).

[d]	If the legal quorum set forth in Article 16 (b) above is not present at the Adjourned Meeting at the lapse of half an hour from the time fixed for it, the Adjourned Meeting shall take place with any number of participants.

[e]	Notwithstanding the provision of Article 16(d) above, if the general meeting has been convened pursuant to a shareholders’ demand as provided in Article 14(a)(2) above, or pursuant to Section 64 of the Law, the Adjourned Meeting shall take place only if at least such number of shareholders required for convening a meeting pursuant to Article 14(a)(2) above is present.

[f]	A general meeting in which a legal quorum is present, may resolve to adjourn the meeting, deliberation or adoption of a resolution in a matter set forth on the agenda, to another date and place as it shall determine; at the adjourned meeting, only a matter that was on the agenda of the original meeting and that no resolution was adopted with respect thereto may be deliberated.

[g]	If a general meeting is adjourned as set forth in Article 16(f) above, to a date which exceeds twenty one days, notices shall be given for the adjourned meeting in the manner set forth in Article 15 above.

[h]	If a general meeting is adjourned without changing its agenda, to a date which does not exceed 21 days, notices and invitations with respect to the new date shall be given as early as possible, and not later than seventy two hours prior to the general meeting; such notices and invitations shall be given according to Sections 67 and 69(a) of the Companies Law, mutatis mutandis.

17.	Chairman of a General Meeting

[a]	The chairman of the Board of Directors, or someone appointed by him in Writing permanently or for a certain meeting, shall serve as the chairman of the general meeting.

[b]

If no chairman of the Board of Directors has been appointed, or the chairman of the Board of Directors is not present and has not appointed a chairman for the meeting, the chairman of the meeting shall be whomever the meeting shall elect out of the members of the Board of Directors that are present, and if no director is present - whomever the meeting shall elect out of the participants.

18.	Voting at the General Meeting

[a]	Subject to and without derogating from any right or limitations existing at any time for a special class of shares constituting a part of the Company’s capital, each member is entitled to one vote for each share conferring a voting right held by him or that he is a proxy to vote in the name of its owner. A shareholder shall be deemed entitled to participate and vote at a general meeting, whether personally, through a proxy or by way of voting through a proxy card, if he submitted to the Company an ownership approval as provided by the regulations promulgated regarding this matter, as of the determining date as shall be set forth in the notice convening the meeting, in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

[b]	A corporation which is a shareholder of the Company may empower, pursuant to a decision by its managers or another of its managing bodies, a person that it deems appropriate, to be its representative at every general meeting. A person so empowered, may use, on behalf of the corporation which he represents, the same voting rights that the corporation itself would have been able to use in accordance with the empowerment provided to him.

[c]	If a shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may vote through his trustees, receiver, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

[d]	Where two members or more are joint owners of a share and are present and participating in a vote, then in the vote regarding each question only the head of the partners’ vote shall be accepted among the present and voting, without taking account of the other partners registered under the share. For this purpose, the person whose name is first registered in the Shareholders’ Register out of those present and voting shall be deemed the head of the partners.

[e]	A shareholder may appoint a proxy to vote in his place, who does not have to be a shareholder in the Company. An appointment of a representative or a proxy to participate and vote at a meeting in the name of the shareholder shall be in Writing, signed by the shareholder or his legal attorney who had been appointed in Writing, or, where the appointer is a corporation, the document must bear binding signatures according to the articles of association of such corporation. If the appointer is a corporation, an attorney’s confirmation shall be attached to the proxy, according to which such proxy had been signed pursuant to the articles of association of such corporation.

[f]	Voting pursuant to the terms of the proxy shall be legal, even if prior to it the appointer had died or been declared bankrupt or legally incompetent or cancelled the letter of appointment or transferred the share with regard to which it had been given, or, being a corporation, a liquidator or receiver had been appointed to it, unless a Written notice has been received regarding the aforesaid change at the Office at least one day prior to the meeting, or at the place where the meeting shall be held until soon before the time of commencing the meeting.

[g]	A letter of appointment of a proxy, and a power of attorney or another certificate (if such exists) or a copy approved by a notary or a lawyer, shall be deposited at a place to be determined by the Board of Directors for depositing the approval of ownership up to 48 hours prior to the date of the general meeting.

[h]	A shareholder holding more than one share will be entitled to appoint more than one proxy, subject to the following provisions:

[1]	The appointment letter shall state the class and number of shares for which it is given;

[2]	If the total number of shares of any class stated in the appointment letters provided by one shareholder exceeds the number of shares of the same class held by him, all letters of appointment provided by him with respect to the excess shares shall be void, without impairing the validity of the voting with respect to the shares held by him;

[3]	If a proxy is appointed by a shareholder and the appointment letter does not state the number and class of shares with respect to which it is given, the letter of appointment shall be deemed to have been given with respect to all the shares on the date of depositing the letter of appointment with the Company or on the date of its delivery to the chairman of the meeting, as the case may be. In the event that the appointment letter is given with respect to a number of shares which is lower than the number of shares held by the shareholder, the shareholder shall be deemed to have abstained from voting with respect to the remainder of shares held by him, and the letter of appointment shall be valid only with respect to the number of shares stated therein.

(i)	Every letter of appointment of a proxy (whether for a specific meeting or otherwise) will be in the following form, or a form similar thereto, to the extent the circumstances allow it:

I                      of                      shareholder in D. Medical Industries Ltd. and entitled to                      votes hereby appoint                      of                      or                      of                      in lieu thereof to vote in my name and on my behalf in the                      (annual/special/adjourned – as the case may be) general meeting of the Company which shall take place on                      and in any adjourned meeting thereof.

19.	Adopting Resolutions at the General Meeting

[a]	In every general meeting a resolution presented for voting shall be adopted by way of a count of votes.

[b]	Except for resolutions with respect to which a Special Majority Resolution is required as set forth in these Articles of Association, resolutions in the general meeting, including a resolution in respect of merger, will be adopted by a regular majority.

[c]	The declaration by the chairman of the general meeting that a resolution at the general meeting had been adopted unanimously or by a certain majority or had been rejected shall serve as a prima facie proof for its content.

The Board of Directors

20.	The Directors and Manner of their Appointment

[a]	The number of directors of the Company shall be determined from time to time by the general meeting, provided that the number of the members of the Board of Directors (including the external directors) shall not be less than three or more than eleven. At least two of the directors shall be external directors.

[b]	Directors who are not external directors shall be divided into three classes of directors as specified below: class A, class B and class C, such that class A shall include up to three directors, class B shall include up to three directors and class C shall include up to three directors. The Company’s general meeting shall determine the initial allocation of the current directors into classes by a Regular Majority Resolution, which shall be adopted not later than the Company’s next general meeting after adopting this Section (the “Base Meeting”). The term of office of the members of class A shall expire at the first annual meeting after the Base Meeting; the term of office of the members of class B shall expire at the second annual meeting after the Base Meeting; and the term of office of the members of class C shall expire at the third annual meeting after the Base Meeting.

At each annual meeting in which the term of office of a class of directors expires as aforesaid, the general meeting shall elect directors for such class by a Regular Majority Resolution, who shall serve continuously from the date of their election and until the third annual meeting of the Company following the meeting in which they were elected. For the avoidance of doubt it is clarified that the general meeting may, according to this Section, re-appoint a director whose term of office had expired due to its completion, for an additional term of office, as provided in Section 20(f) below.

[c]	The Company shall appoint as directors only persons who are competent to serve as directors according to any law.

[d]	Subject to the provisions of any law, a director shall not be disqualified, by virtue of his office, to hold another office or profit bearing position in the Company or in any other company in which the Company owns shares or holds another benefit, or to enter into a contract with the Company whether as a seller or as a buyer or otherwise, and any such or another contract or agreement prepared by the Company or on its behalf, in which the director shall have a benefit in any manner whatsoever, shall not be questioned, and a director shall not be obligated to report to the Company with respect to any profit deriving from such profit bearing office or position, or that derives from such contract or agreement, only by virtue of his position as a director or by virtue of the fiduciary relationship created thereby, provided that he complies with the provisions of the law relating to a personal interest of a director.

[e]	A corporation shall be competent to serve as a director. A corporation serving as a director in the Company shall appoint an individual who is competent to be appointed as a director in the Company, to serve on its behalf, and it may replace him, all subject to the corporation’s obligations towards the Company. The name of an individual serving on behalf of the corporation shall be registered in the Company’s directors’ register as a person who serves on behalf of a corporation. The obligations applicable to a director shall apply to an individual serving on behalf of a corporation and the corporation, jointly and severally.

[f]	A director who ceased serving in his position may be re-appointed.

[g]	If a director’s office is vacated for any reason whatsoever, the then acting directors shall be entitled to appoint a director in his stead, and such a director shall serve until the expiration of the term during which his predecessor would have served had his office not been vacated. For so long as the number of directors does not exceed their maximal number, the directors shall be entitled to add more directors up to the permitted maximum number, and the addition shall be in effect until the next general meeting in which directors are appointed.

[h]	The Company shall be entitled to approve an appointment of a director such that the date of commencement of his office is later than the date of his appointment.

[i]	The provisions of the law shall apply with respect to the appointment of external directors. Without derogating from the above, the Company may approve the appointment of an external director for one additional period of three year, in accordance with the provisions of law.

[j]	A director may appoint an alternate director, subject to the provisions of Section 237 of the Law. The provisions of the Law and these Articles of Association that apply to a director in the Company shall apply to an alternate director, and his office shall be vacated upon the occurrence of the events set forth under the law or in the Articles of Association by virtue of which the office of the director who appointed him shall expire.

[k]	Without derogating from the aforesaid, the general meeting may dismiss a director prior to the expiration of his office as provided in Section 20(b) above, only by a Special Majority Resolution. If a director is dismissed pursuant to this Section and the general meeting has appointed another in his place, the new director shall be allocated to the same class of which the dismissed director has been a member.

An office of a member of the Board of Directors who is not an external director shall be vacated automatically in each of the events set forth in Section 228(a) of the Law, as well as upon the occurrence of one of the following events:

[1]	his death.

[2]	if he had become legally incompetent.

[3]	Without derogating from the aforesaid, the general meeting may, by a regular resolution, dismiss a director, even if he had not been appointed by the general meeting, if the general meeting had decided that such director had acted against the good of the Company or while breaching a fiduciary duty towards the Company, and in such an event, the provisions of Section 230(a) of the Law shall apply with respect to the opportunity to be provided to the director to present his position before the general meeting.

21.	Directors’ Compensation

[a]	Directors shall not receive compensation from the Company’s funds unless the Company so decides. A director is entitled to receive his reasonable expenses for travel and other expenses related to his participation in the meetings of the Board of Directors and the performance of his position as a member of the Board of Directors.

[b]	A director who has provided the Company with special services or has made special efforts for one of the Company’s purposes will be entitled to payment of compensation from the Company in an amount to be determined by the Company, and such compensation shall be added to the regular compensation, if any, or shall replace it.

[c]	The external directors are entitled to compensation and expense reimbursement as provided by the law. Without derogating from the aforesaid, the provision of an exemption, undertaking to indemnify or insurance according to the provisions of the Law and of these Articles of Association as provided in Article 31 below, shall not be deemed as consideration.

22.	The Authorities of the Board of Directors

[a]	Without derogating from the authorities of the Board of Directors conferred to it according to these Articles of Association, the Board of Directors will outline the Company’s policy and supervise the performance of the duties and the actions of the general manager, including:

[1]	It will determine the Company’s action plans, principles for their financing and the priorities among them;

[2]	It will examine the Company’s financial condition and determine the credit line that the Company may obtain;

[3]	It will determine the organizational structure and the compensation policy;

[4]	It may decide on the issuance of a series of bonds;

[5]	It will be responsible for preparation of the financial statements and their approval;

[6]	It will appoint and dismiss the general manager;

[7]	It will adopt resolutions with respect to actions and transactions that require its approval according to the provisions of Sections 255 and 268 through 275 of the Companies Law;

[8]	It may issue shares and securities convertible into shares up to the limit of the Company’s registered capital, as detailed in Article 6(g) above;

[9]	It may decide on the distribution of dividend and purchase of the Company’s shares by the Company as stated in Article 33 below;

[10]	It will opine on a special tender offer as provided in Section 329 of the Companies Law;

[11]	It will set forth the minimum required number of directors on the Board of Directors, who must have accounting and financial expertise, as defined in Section 240 of the Companies Law; the Board of Directors shall determine such minimum number, considering, inter alia, the type of the Company, its size, the scope of the Company’s activity and the complexity of its activity, and subject to the number of directors set forth in the Articles of Association.

[b]	The authorities of the Board of Directors according to Articles 22(a)(1) through 22(a)(10) above may not be delegated to the general manager except as specified in Section 288(b)(2) of the Companies Law.

[c]	Without derogating from the authorities conferred upon the Board of Directors pursuant to any law or according to the Articles of Association, additional authorities are conferred upon the Board of Directors as follows:

[1]	To appoint a person, persons or a corporation, for the receipt and holding in trust for the Company of any property belonging to the Company or in which the Company has an interest, or for any other purpose, and to perform and carry out all actions, deeds and matters required in connection with any such trust, and to ensure the payment of compensation to such trustee or trustees;

[2]	To initiate, conduct, defend, settle or abandon all legal proceedings on behalf of the Company or against it, its officers or which otherwise relate to its business, and to settle and extend the period of time set for payment or settlement of any debt owed, or claims or demands by the Company or against it;

[3]	To submit to arbitration any claim or demand of the Company or against it;

[4]	To appoint and, according to their discretion, to remove from office or suspend a general manager, office holder, another employee or representative, whether they are employed regularly or temporarily or for special services, as the Board of Directors may deem fit from time to time, and to define their authorities and obligations, and to determine their salaries and compensation and to require collaterals, in such cases and for such amounts as the Board of Directors shall deem fit.

[5]	The Board of Directors may authorize the general manager, on a regular or one-time basis, to appoint office holders and other employees, to define their authorities and obligations and to determine their salary and terms of employment.

[6]	At any time and from time to time, to appoint pursuant to a power of attorney, any person to act as the Company’s representative for such purposes and with such powers, authorities and discretion (not to exceed those conferred upon or available to the Board of Directors according to these Articles of Association) and for such period and subject to such conditions as the Board of Directors may deem fit from time to time, and any such appointment may be provided, if the Board of Directors shall deem fit, to members of any local board of directors that has been established or to anyone thereof, or to any company or its members, its board of directors, representatives or managers of any company, firm or anyone determined by any company or firm, or otherwise to any body of persons appointed, whether directly or indirectly, by the Board of Directors.

[7]	The Board of Directors shall be entitled to appoint on behalf of the Company a lawyer or lawyers in Israel or outside of Israel to represent the Company before any court, arbitrator, judicial and quasi-judicial bodies, governmental, municipal or other offices or bodies in Israel or outside of Israel, and to confer upon any lawyer such authorities that the Board of Directors may deem fit, including the authority to delegate its authorities, in whole or in part, to another or to others.

The Board of Directors may delegate this authority on a regular or a one-time basis to the general manager.

[8]	The Board of Directors may, in its discretion, at any time, borrow or secure any amount or amounts in such manner, times and terms as it may deem fit, including through the issuance of bonds or series of bonds, whether secured or non-secured, or subject to any mortgage, pledge or any other collateral, of the plant or property of the Company, in whole or in part, whether existing now or in the future, including share capital for which payment has not yet been called, and share capital for which payment has been called but has not yet been paid.

23.	Chairman of the Board of Directors

[a]	The Company’s Board of Directors shall elect one of its members to serve as the chairman of the Board of Directors.

[b]	The chairman of the Board of Directors shall be elected by the members of the Board of Directors at the first meeting of the Board of Directors following the annual meeting, or the meeting of the Board of Directors that appointed him to serve as a director, and shall serve as a chairman of the Board of Directors for so long as it has not been otherwise resolved by the Board of Directors or until the termination of his office as a director.

24.	Convening Meetings of the Board of Directors

[a]	The Board of Directors shall convene for meetings according to the needs of the Company and at least once every three months.

[b]	The chairman of the Board may convene the Board of Directors at any time and upon the demand of any of the following:

[1]	Two directors;

[2]	One director – if the provisions of Section 257 of the Companies Law occur;

[c]	Without derogating from the aforesaid, the chairman of the Board shall convene the Board of Directors if a notice or report of the general manager according to Section 122(d) of the Companies Law, or a report of the Company’s auditor according to Section 169 of the Companies Law, require an action of the Board of Directors.

[d]	If a meeting of the Board of Directors is not convened within 14 days from the date of such a demand as provided in Article 24(b) above, or from the date of the report of the general manager or auditor according to Article 24(c) above, each of those listed in such Articles shall be entitled to convene a meeting of the Board of Directors for such purpose.

[e]	A notice of a meeting of the Board of Directors shall be delivered to all of the members of the Board of Directors a reasonable time prior to the date of the meeting.

[f]	The notice shall be delivered to the address of the director as provided to the Company in advance, and it shall include the date of the meeting and the place where it shall be convened, as well as a reasonable specification f the matters on the agenda.

[g]	Notwithstanding the provisions of Article 24(b) above, the Board of Directors may, with the agreement of all of the directors, convene for a meeting without a notice.

25.	Meetings of the Board of Directors and their Manner of Conduct

[a]	The agenda for the meetings of the Board of Directors shall be determined by the chairman of the Board of Directors and it shall include matters determined by the chairman, matters determined pursuant to Articles 24(b) and 24(c) above, and any matter that a director or the general manager had requested from the chairman of the Board of Directors to include on the agenda a reasonable time prior to the convening of the meeting of the Board of Directors.

[b]	The chairman of the Board of Directors shall direct the meetings of the Board of Directors. If the chairman of the Board of Directors is absent from a meeting, the Board of Directors shall elect one of its members to direct the meeting and sign the minutes of the meeting.

[c]	The Board of Directors may hold meetings through use of any means of communication provided that all the directors participating are able to hear each other simultaneously.

[d]	The Board of Directors may adopt resolutions even without actually convening, provided that all the directors entitled to participate in the deliberation and vote in the matter brought for their resolution have agreed not to convene for the deliberation on that matter.

[e]	If resolutions provided for in Article 25(d) had been adopted, a protocol of such resolutions shall be prepared, including the resolution not to convene, and it will be signed by the chairman of the Board of Directors.

[f]	The chairman of the Board of Directors shall be responsible for the performance of these provisions.

[g]	The legal quorum for commencing a meeting of the Board of Directors will be a majority of the members of the Board of Directors.

[h]	Each meeting of the Board of Directors in which a legal quorum is present shall be entitled to consummate all the authorities, powers of attorney and discretions conferred upon the Board of Directors at that time or generally exercised by it.

26.	Voting at the Board of Directors

[a]	At a vote at the Board of Directors each director shall have one vote.

[b]	Resolutions at the Board of Directors shall be adopted by a regular majority; the chairman of the Board of Directors shall not have an additional vote.

[c]	A director, in his capacity as such, will not be party to a voting agreement and such agreement shall be deemed a breach of the director’s fiduciary duty.

[d]	Minutes approved and signed by the director who directed the meeting, shall serve as prima facie evidence to its contents.

27.	Committees of the Board of Directors

[a]	The Company’s Board of Directors may establish committees of the Board of Directors. A person who is not a member of the Board of Directors shall not serve on a committee of the Board of Directors to which the Board of Directors had delegated its authorities. Persons who are not members of the Board of Directors may serve on a committee of the Board of Directors which function is only to advise or recommend to the Board of Directors (hereinafter : “Board Committee”).

[b]	A resolution adopted or an action taken at a Board Committee pursuant to an authority delegated to it out of the authorities of the Board of Directors shall be deemed a resolution adopted or an action taken by the Board of Directors.

[c]	A Board Committee shall report to the Board of Directors regularly on its resolutions or recommendations.

[d]	Articles 24 to 26 shall also apply, mutatis mutandis, to convening meeting of the committees and their manner of conduct.

[e]	The Company’s Board of Directors shall not be entitled to delegate its authorities to a Board Committee in the following matters:

[1]	Setting a general policy for the Company;

[2]	Distribution, as defined in Section 1 of the Companies Law, unless the matter relates to acquisition of the Company’s shares according to a framework outlined in advance by the Board of Directors;

[3]	Determining the position of the Board of Directors in a matter that requires the approval of the general meeting or providing an opinion according to Section 329 of the Law;

[4]	Appointing directors, if the Board of Directors is allowed to appoint them;

[5]	Issuance or allotment of shares or securities convertible into shares or exercisable into shares or of a series of bonds, except as specified in Section 288(b) of the Companies Law;

[6]	Approval of the financial statements;

[7]	Approval for transactions and actions that require approval of the Board of Directors according to the provisions of Sections 255 and 268 through 275 of the Law.

The Board of Directors may establish committees for the matters listed above for the purpose of recommendation only.

[f]	The Board of Directors may cancel a Board Committee appointed by it, but such cancellation will not impair the validity of a resolution of a Board Committee which the Company has acted upon vis-à-vis another person who did not know of its cancellation.

28.	Audit Committee

[a]	The Board of Directors shall appoint from of its members an audit committee, and the provisions of Article 27 above shall apply to it, mutatis mutandis.

[b]	The number of the audit committee’s members shall not be less than three and its members shall be appointed according to Section 115 of the Law.

[c]	The internal auditor of the Company shall receive notices of the holding of meetings of the audit committee and he may participate in them. The internal auditor may require the chairman of the audit committee to convene the committee for a discussion in a matter specified in his demand, and the chairman of the audit committee shall convene it within a reasonable time from the date of the request, if he sees fit.

[d]	A notice of the holding of an audit meeting in which a matter relating to the audit of the financial statements is brought before the committee will be submitted to the auditor of the Company, who may participate in it.

[e]	The audit committee will address defects in the business management of the Company, inter alia, through consultation with the internal auditor and the auditor of the Company and shall propose to the Board of Directors ways to remedy them. In addition, the audit committee shall resolve whether to approve actions and transactions that require the approval of the audit committee pursuant to Sections 255 and 268 through 275 of the Law.

29.	General Manager

[a]	The Board of Directors may from time to time appoint one person or more, whether or not a director, as a general manager or general managers of the Company, whether for a defined period or without limitation of time, and it may, from time to time, considering the terms of any contract between him or them and the Company, release him or them from their position and appoint another or others in his or in their place.

[b]	The general manager is responsible for the on-going management of the Company’s affairs within the policy framework determined by the Board of Directors and subject to its instructions, and it will be subject to the supervision of the Board of Directors. The general manager shall have all the management and execution authorities conferred upon him by the Law or these Articles of Association, all the management and execution authorities not conferred by the Law or these Articles of Association upon any other organ of the Company, and any authority conferred upon him by the Board of Directors.

[c]	The general manager shall submit to the Board of Directors a report on the on-going activity of the Company on the dates and in the scope as shall be determined for it by the Board of Directors.

[d]	The compensation of a general manager and the terms of his office shall be determined from time to time, considering the terms of any contract between him and the Company and subject to the provisions of the Law, by the Board of Directors and it may be by way of a salary, or a commission at a percentage of the dividend, the profits or the funds’ turnover of the Company, or by participation in such profits, or through one or more of these manners. Where the Law requires the approval of the general meeting regarding a contract with an office holder, any such contract shall be subject to such approval.

[e]	Subject to the provisions of any law, including Section 92 of the Companies Law, the Board of Directors may from time to time, delegate to the then serving general manager such authorities according to which it acts according to these Articles of Association, as it may deem fit, and may grant authorities that shall be exercised for such purposes and needs and at such times and terms and under such restrictions, as it may deem fit. It also may delegate these authorities, whether in parallel to the Board of Directors’ authorities or in place of all or some of them, and it is entitled from time to time to cancel, modify and replace any such authority or all of them at the same time.

[f]	The general manager may, with the approval of the Board of Directors, delegate to another person, who is subject to him, some of his authorities.

[g]	The general manager shall submit to the Board of Directors a report on the on-going activity of the Company on the dates and in the scope as shall be determined for it by the Board of Directors. The chairman of the Board of Directors may, at his initiative or according to a resolution of the Board of Directors, demand the general manager to provide a report with respect to the business of the Company.

30.	Office Holders of the Company

The Board of Directors may from time to time appoint and dismiss, and subject to the provisions of any law and as provided in Article 23(c)(5) above, authorize the general manager on a regular or one-time basis, to appoint office holders and other employees, to define their authorities and obligations and to determine their salary and terms of employment.

31.	Liability Insurance, Indemnification and Exemption

[a]	Subject to the provisions of the Companies Law, the Company shall be entitled to enter into a contract to insure the liability of an office holder therein, for an obligation imposed on him due to an act performed by him by virtue of his being an office holder of the Company, in any of the following:

[1]	Breach of the duty of care towards the Company or towards another person;

[2]	Breach of the fiduciary duty towards it, provided that the office holder acted in good faith and had reasonable grounds to assume that the action will not harm the good of the Company;

[3]	Financial liability imposed on him in favor of another person;

[b]	Subject to the provisions of the Law, the Company may indemnify an office holder of the Company for a liability or expense, as specified below, imposed on him or incurred by him, due to an action performed by him by virtue of his being an office holder of the Company:

[1]	Financial liability imposed on him in favor of another person according to a judgment, including a judgment given in a compromise or an arbitral award approved by a court;

[2]

Reasonable litigation expenses, including attorney’s fees, incurred by the office holder due to an investigation or a proceeding conducted against him by an authority authorized to conduct an investigation or a proceeding, and which ended without filing an indictment against him and without him being charged with a financial liability as an alternative to a criminal proceeding, or that ended without filing an indictment against him but with the imposition of a financial liability as an alternative to a criminal proceeding in an offence not requiring proof of criminal intent.

[3]	Reasonable litigation expenses, including attorney’s fees, incurred by the office holder or charged to him by the court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or in a criminal charge in which he was convicted in an offence not requiring proof of criminal intent.

[4]	Indemnification as aforesaid may be provided by way of an undertaking in advance to indemnify, as specified in Section [1] above, provided that the undertaking for indemnification shall be limited to events that in the opinion of the Board of Directors are expected in view of the Company’s actual activity at the time of granting the undertaking to indemnify, and to an amount or measure determined by the Board of Directors to be reasonable under the circumstances of the matter, and that in the undertaking to indemnify specifies the events expected in view of the Company’s actual activity at the time of granting the undertaking, as well as the amount or measure determined by the Board of Directors to be reasonable under the circumstances of the matter, and with respect to the events detailed in sections [2] and [3] above or by way of retroactive indemnification, all as provided in Section 260(b) of the Law.

[c]	The above provisions do not and shall not be deemed to limit the Company in any way with respect to its engagement under an insurance contract and/or with respect to indemnification:

[1]	Regarding persons who are not office holders of the Company, including employees, contractors or advisors of the Company who are not office holders of it;

[2]	Regarding office holders of the Company – to the extent the insurance and/or the indemnification are not explicitly prohibited under any law.

[d]	Subject to the provisions of the Law, the Company may exempt in advance an office holder of the Company, from his liability, in whole or in part, for damage due to a breach of the duty of care towards it.

[e]	Notwithstanding Section [d] above, the Company may not exempt in advance a director from his liability towards it due to a breach of duty of care in connection with a distribution.

32.	Internal Auditor and Auditor

[a]

[1]	The Company’s Board of Directors shall appoint an internal auditor according to the proposal of the audit committee.

[2]	The chairman of the Board of Directors will be the person organizationally in charge of the internal auditor.

[3]	The internal auditor shall submit his proposal for an annual or periodic work plan for the approval of the audit committee, and the audit committee shall approve it with modifications as it may deem fit.

[4]	The internal auditor will submit a report of his findings to the chairman of the Board of Directors, the general manager and the chairman of the audit committee; a report according to Section 150 of the Companies Law shall be delivered by the internal auditor to the person who charged him with the conduct of the audit.

[5]	The office of an internal auditor shall not be terminated other than in accordance with the provisions of Section 153 of the Companies Law.

[b]

[1]	The general meeting shall appoint an auditor for the Company. The auditor shall serve in his office until the end of the annual meeting in which he was appointed. In its resolution to appoint an auditor, the general meeting may determine that the term of his appointment will be longer than one year, and all subject to the provisions of Section 154(b) of the Companies Law.

[2]	A company may appoint a number of auditors who shall jointly perform the audit.

[3]	The compensation of the auditor for the audit will be determined by the meeting which appointed him or by the Board of Directors if the general meeting had not determined his compensation or if the general meeting had authorized the Board of Directors to determine his compensation. The Company’s Board of Directors shall determine the compensation of the auditor for additional services to the Company, which are not part of the audit. The Board of Directors shall report to the annual general meeting of the engagement terms of the auditor for additional services including payments and undertakings of the Company towards the auditor.

33.	Distribution, Distribution of Dividend and Bonus Shares

[a]	Distribution, distribution of dividend and issuance of bonus shares shall be done subject to the provisions of the Law and subject to the provisions of these Articles of Association as follows:

[1]	A resolution of distribution, distribution of dividend and issuance of bonus shares shall be adopted by the Company’s Board of Directors.

[2]	Distribution of dividend to shareholders in the Company shall be made to all the shareholders in the Company pro rata to the par value of each share, unless rules with respect to preference in the entitlement to receive a dividend of one class of shares or another were explicitly determined in these Articles of Association, as amended.

[3]	The Board of Directors may deduct from any dividend or other benefits, such amounts that the owner of a share for which the dividend is being paid or other benefits are being granted owes to the Company, with respect to such share, whether or not their payment date has occurred.

[b]	The Company may issue redeemable securities, subject to the provisions of Section 312 of the Law, and as shall be determined in the issuance terms of such redeemable securities. The authority for the issuance of redeemable securities is conferred upon the Company’s Board of Directors.

[c]	The Board of Directors may, as it shall deem expedient and fit, appoint trustees or designated persons for holders of bearer share certificates, who for a certain period, as shall be determined by the Board of Directors, had not contacted the Company for the receipt of dividends, shares or other benefits of any kind or type, and for those holders of registered shares who had not notified the Company of their change of address and had not contacted the Company for the receipt of dividends, shares or other benefits during such period. These designated persons or trustees shall be appointed for the purpose of exercising, collecting or receipt of dividends, shares and rights as aforesaid, subscribing for shares that had not yet been issued which are offered to the shareholders, but shall not be entitled to transfer or to assign the shares with respect to which they have been appointed or to vote by virtue thereof or to transfer or assign rights that they hold as aforesaid. The terms of trusteeship or appointment of designated persons shall include a condition by the Company that upon the first demand by a holder of a share with respect to which the trustees or designated persons are serving, the trustees or the designated persons shall be obligated to return to such shareholder or to whomever the Company shall instruct the referenced share and all the rights held by them for his benefit, as the case may be. Any action and arrangement made by these designated persons or trustees and any agreement between the Board of Directors and these designated persons or trustees shall be in effect and bind all of those related to the matter.

[d]	The Board of Directors may determine from time to time the manner of payment of dividends or distribution of bonus shares and any other rights and arrangements related thereto, both for holders of registered shares and with respect to holders of bearer shares. Without derogating from the generality of the above, the Board of Directors may pay any dividends or funds with respect to shares by sending a cheque through the mail to the address of the shareholder as such is listed in the Company’s Shareholders’ Register.

34.	Call for Payment

[a]	The Board of Directors may from time to time, at its discretion or subject to provisions set forth in the terms of the issuance of the shares, if any, to submit to the shareholders calls for payment on account of funds that have not yet been settled for the shares held by the shareholders, as the Board of Directors may deem fit, provided that an advance notice of at least fourteen days shall be given for each call, and each shareholder shall be obligated to pay the amount required of him as aforesaid on the dates and at the locations determined by the Board of Directors.

[b]	Joint holders of a share shall be obligated, jointly and severally, to pay the payment calls and the rates in connection with such calls.

[c]	Where a payment call or a rate owing on account of a share has not been paid, the shareholder or the person to whom it had been issued shall be obligated to pay linkage differentials and interest on the amount of the call or the rate as shall be determined by the Board of Directors, commencing from the intended due date of the payment and ending on the date of the actual payment, however the Board of Directors may waive the linkage differentials or the interest or any part thereof.

[d]	Any amount that according to the issuance terms of a share must be paid at the time of the issuance or on a fixed date, whether on account of the par value of the share or for a premium, shall be deemed in these Articles of Association as a payment call made according to law and the payment date is the date scheduled for payment, and in the event of non payment all of the sections of these Articles of Association which provide for the payment of linkage differentials and interest and expenses, forfeiture and so forth and all of the other provisions of the Articles of Association related to the matter, shall apply as if such amount had been lawfully called for.

[e]

The Board of Directors, if it shall deem fit, may receive from a shareholder who wants to pay all of the monies owed on account of his shares or any part thereof, in addition to the amounts which payment had been actually called for, and it also may pay him interest and linkage differentials for the amounts that were paid in advance or for such portion thereof which exceeds the amount that at such time was called for on account of the shares with respect to which the payment had been made in advance, at a rate that the Board of Directors and the shareholder shall agree upon, and this in addition to the dividend being paid, if any, for such paid portion of the share with respect to which the advance payment had been made.

35.	Forfeiture of Shares

[a]	If a shareholder does not comply with a call for payment (hereinafter in this Article the “Debtor”) in whole or in part, according to the provisions of Article 34 above, the Board of Directors may, at any time thereafter, forfeit any share with respect to which a notice was given to the Debtor of a call for payment.

[b]	Subject to the provisions of any law, the forfeiture of a share will entail upon the forfeiture the cancellation of any right in the Company and any claim or demand towards it with respect to the share.

[c]	Forfeiture of a share of the Company shall include all the dividends of such share which have not been paid prior to the forfeiture, even if declared.

[d]	The Board of Directors may sell, reallocate or otherwise transfer any share which had been forfeited in such manner as it may decide, with or without any amount that had been paid for the share or that is deemed paid for it. Shares that were forfeited but have not yet been sold will be treasury shares in the meaning of Section 308 of the Companies Law.

[e]	If the consideration received for the sale of the forfeited shares exceeds the consideration to which the Debtor had committed, the Debtor shall be entitled to be paid back the partial consideration that he paid for them, if any, provided that the consideration that shall remain with the Company shall not be lower than the full consideration to which the Debtor had committed, plus the expenses in connection with the sale.

[f]	The Board of Directors may at any time collect the monies that were forfeited or any part thereof, as it may deem fit, but it will not be obligated to do so.

36.	The Shareholders’ Register

[a]	The Company shall maintain a Shareholders’ Register, which shall include the following details:

[1]	The name, identity number and address of each shareholder, all as provided to the Company;

[2]	The amount of shares and class of shares owned by each shareholder, stating their par value, and if any amount has not yet been paid on account of the consideration fixed for the share – the amount that has not yet been paid;

[3]	The date of issuance of the shares or dates of their transfer to the shareholder, as the case may be;

[4]	If the shares are marked by serial numbers, the Company shall state, by the name of the shareholder, the number of shares registered in his name;

[b]	If the Company has treasury shares as provided in Section 308 of the Companies Law, their number and the date on which they became treasury shares shall also be stated in the Register, all as known to the Company.

With regard to shares that do not confer voting rights according to Section 309 (b) or according to Section 333 (b) of the Companies Law – their number and the date on which they became shares that do not confer voting rights, all as known to the Company, shall also be stated.

[c]	If the Company maintains another shareholders’ register, as provided in Article 37 below, it will note the number of shares registered in the additional shareholders’ register, and their numbers if the shares are marked by serial numbers.

[d]	The Company shall change the registration of ownership of the shares in the Shareholders’ Register, as provided in Article 36(a), in each of the cases listed below:

[1]	A transfer deed of the share is delivered to the Company, signed by the transferor and the transferee, and the requirements of the Articles of Association with respect to the transfer of shares have been satisfied;

[2]	A court order for the amendment of the Register is delivered to the Company;

[3]	The Company receives proof that the legal conditions for the assignment of the right have been satisfied;

[4]	Another condition, which according to the Articles of Association is sufficient for the listing of a modification in the Shareholders’ Register, is satisfied.

[e]	The Company may close the Shareholders’ Register for a reasonable period of time, which shall be determined by the Board of Directors, provided that it may not exceed 30 days each year. The Company shall announce the closing of the Shareholders’ Register, at least 7 days in advance.

37.	Register of Major Shareholders and Additional Shareholders’ Register outside of Israel

[a]	The reports that the Company had received according to the Securities Law regarding the holdings of major shareholders of the Company’s shares shall be maintained in the major shareholders’ register.

[b]	The Company may maintain an additional shareholders’ register outside of Israel and the provisions of Section 138 of the Companies Law shall apply to this matter.

38.	The Seal, the Stamp and Signature Authority

[a]	The Company may fix a rubber stamp or stamps for imprinting on documents, and the Board of Directors shall ensure that each such stamp will be kept under safe custody;

[b]	The Board of Directors may authorize any person to act or to sign in the name of the Company and his action and signature shall bind the Company, provided he acted and signed within the framework of his authority;

[c]	The Board of Directors is authorized to use and hold a seal for use abroad, and to provide instructions with respect to the manners of its use.

39.	Accounts

The Board of Directors must ensure that bookkeeping and publication of financial statements are made as set forth under the provisions of Sections 171 to 175 of the Companies Law and the provisions of any other law applicable to the Company.

40.	Contributions

The Company may contribute a reasonable amount for a worthy cause, even if the contribution is not within the framework of the business considerations of the Company. The Board of Directors of the Company will be in charge of executing this Article.

41.	Maintaining Protocols

The Company shall prepare protocols of the proceedings at the meetings of the general meetings, class meetings, Board of Directors’ meetings and meetings of Board Committees, and shall maintain them in its registered office or such another address in Israel of which the Company had notified the Registrar, for a period of 7 years from the date of the meeting.

42.	Notices

[a]	Notices and other documents that have to be delivered to shareholders or any of them, may be delivered by the Company to each shareholder either in person or by way of registered mail delivery by a duly stamped letter, addressed according to the registered address of such shareholder in the Shareholders’ Register or by providing a notice to shareholders or holders of other rights of any type by publication in two daily Hebrew newspapers published in Israel in the Hebrew language and having reasonable circulation, and in the event of such publication, the publication shall be in place of the delivery of a notice in person or by mail.

[b]	Any notice that needs to be given to shareholders, with respect to joint shares, shall be given to the joint shareholder whose name is first mentioned in the Shareholders’ Register, and any notice given in that manner shall be a sufficient notice to the shareholders. Alternatively, a notice shall be given by publication in two daily Hebrew newspapers published in Israel in the Hebrew language and having reasonable circulation.

[c]	Every shareholder registered in the Shareholders’ Register by an address, whether in Israel or abroad, who will give the Company from time to time an address to which notices may be delivered to him, will be entitled that any notice he is entitled to receive according to the Articles of Association will be delivered to him to such address, however, with the exception of the aforesaid, a shareholder who is not registered in the Shareholders’ Register by an address, will not be entitled to receive any notice from the Company.

[d]	The Company may give notice to persons who have a right to any share as a result of death or bankruptcy of a member or of his incompetence, and in the case of a corporation – to its liquidator or receiver, by sending via mail a letter bearing stamps, addressed to them by name according to the address (if any) provided for that purpose by those persons or (if such address has not yet been provided) by delivering the notice in the same way it would have been delivered, if the event of death, bankruptcy, incompetence, liquidation or receivership had not occurred.

[e]	Any notice or other document delivered or sent by mail, shall be deemed to have been received upon the lapse of two business days after their submission for mailing at the post office, and for the purpose of proving the delivery or mailing it will be sufficient if it will be proven that a letter containing the notice or document had been addressed to the correct address according to the registration at the Company and submitted to the post office in a stamped letter.

[f]	Subject to the provisions of any law, when it is necessary to give an advance notice of a certain number of days or a notice which is in effect for a certain period of time, the delivery date is taken into the account of the number of days or the period of time.

43.	Liquidation

If the Company is liquidated, whether voluntarily or otherwise, the excess assets shall be distributed subject to the provisions of any law with respect to liquidation and special rights attached to the shares, according to the following priorities and ratios:

[a]	Return of share capital: pari passu in proportion to the paid capital on the par value of the shares.

[b]	Remainder of the excess assets: pari passu in proportion to the paid capital on the par value of the shares and for this purpose any amount not called for shares shall be considered as paid, while any amount called for, which became due and have not been paid up prior to the date of commencement of the dissolution will not be included in the paid capital for the purpose of this distribution.

Amended and Restated Memorandum of Association

1. Name of Company:              D-Medical Industries Ltd.

Name of Company (in English):              D-Medical Industries Ltd.

2. The purposes of the Company are**:

To engage in the field of medical devices, services and solutions, including by investing in other companies that engage in such field and cooperating with them, and to engage in any other legal business in such field.

3. The members’ liability is limited.

4. The Company’s share capital is as shall be set forth in the Company’s article of association from time to time.

5. The Company may change the provisions of this memorandum of association by a resolution adopted by a simple majority at the Company’s general meeting.